EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of December 3I, 20 II (the "Effective Date"), by and between both First Connecticut Bancorp, Inc and Farmington Bank, with its principal administrative office at One Farm Glen Blvd., Farmington, CT (together with its successors and assigns, the "Bank") and John J. Patrick, Jr. ("Executive"). Any reference herein to the "Company" shall refer to First Connecticut Bancorp, Inc.

RECITALS:

WHEREAS, Executive is employed by the Bank and possesses intimate and essential knowledge about the Bank and its operations; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms of Executive's employment with the Bank and the Bank Holding Company;

NOW THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties as follows:

ARTICLE I
TERM

1.1           Employment.  The Bank hereby agrees to employ Executive and Executive hereby accepts such employment on the terms and conditions set forth herein. This Agreement shall supersede any and all prior agreements between the Parties regarding any aspect of Executive's employment relationship with the Bank.

1.2           Term of Agreement; At-Will Status.  For all purposes hereunder, notwithstanding the date of execution of this Agreement, Executive's term of employment with the Bank pursuant to this Agreement shall be deemed to have commenced on the Effective Date. This Agreement shall expire on December 31, 2015 (the "Expiration Date") unless terminated earlier under Article IV of the Agreement. The term of this Agreement shall be extended for one day each day so that a constant thirty-six (36) calendar month term shall remain in effect, until such time as the Board or Executive elects not to extend the terms of the Agreement by giving written notice to the other party in accordance with the terms of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice. Commencing on the last business day in January or within ten business days prior thereto, and within the same period of each year thereafter (each, an "Anniversary Date"), the disinterested members of the Board of Directors may renew the term of this Agreement for an additional one (1) year period beyond the then effective expiration date, provided that Executive shall not have given at least sixty (60) days' written notice of his desire that the term not be renewed. If notice of nonrenewal is provided to the Executive, then in such case the term of this Agreement shall become fixed and shall cease at the end of thirty-six (36) full calendar months following the Anniversary Date. Notwithstanding the foregoing, Executive's employment is deemed "at will," meaning that Executive may resign, or the Bank may terminate Executive's employment, at any time with or without notice and for any or for no reason. Nothing in this Agreement shall be construed to alter the at-will nature of Executive's employment.

ARTICLE II
POSITION AND RESPONSIBILITIES

2.1           Position and Title.  Executive shall be employed as President and Chief Executive Officer. During said period, Executive also agrees to serve, if elected, as a director of the Bank and/or an officer and director of any subsidiary or affiliate of the Bank or the Company. Executive shall perform those duties generally required of persons in this position, including, but not necessarily limited to, those duties identified in Executive's current job description and the Bank's by-laws and charter, as well as such other duties as the Bank's Board of Directors may from time to time direct. Executive will report to the Board of Directors.

2.2           Office Location.  Executive shall be employed at the Bank's main office in Farmington, Connecticut, subject to such travel requirements as the performance of Executive's duties may require.

2.3           Devotion of Time. Executive shall devote his full business time and attention, skills and best efforts to the performance of his duties hereunder and shall not, during his employment by the Bank, be employed by or otherwise engaged in any other business activity requiring any of his time except as may be approved from time to time by the Board of Directors upon request by Executive; provided, however, that Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not, in the reasonable discretion of the Bank, interfere or compete with the performance of his duties under this Agreement by: (a) investing Executive's personal assets in such manner as will not require services to be rendered by Executive in the operation of the affairs of the companies in which investments are made, or (b) engaging in charitable activities, including serving on the boards of directors of charitable organizations.

ARTICLE III
COMPENSATION AND BENEFITS

In exchange for the proper performance of Executive's services, the Bank shall provide
Executive with the following compensation and benefits:

3.1           Salary. The Bank will pay to Executive a salary at the annual rate of $ 500,000 (the "Salary"), payable in conformity with the Bank's customary compensation payment practices, as such practices shall be established and modified from time to time. The Board of Directors of the Company or Compensation Committee shall review annually the rate of Executive's Salary based upon factors they deem relevant, and may maintain or increase his Salary, provided that no such action shall reduce the rate of Salary below the rate in effect on the Effective Date. Unless otherwise set forth to the contrary in this Agreement, the Bank is not bound to continue any level, or kind, of compensation or benefit.

3.2           Incentive Bonus. Executive will be eligible to receive an annual incentive bonus at the discretion of the Bank as determined in good faith by the Board of Directors or Compensation Committee.

3.3           Benefits. Executive shall be entitled to participate in all savings and retirement plans, policies and programs as may be made available by the Bank to executive-level employees generally, including the Bank's Supplemental Executive Retirement Plan for Senior Executives or any successor thereto (the "Benefit Plans"). In addition, Executive shall be entitled to participate on the same basis with all other executive officers of the Bank in the Bank's standard benefits package generally available for other such employees of the Bank, including group health, disability and life insurance programs (the "Insurance Programs"). Executive understands that such benefits are provided by the Bank at the Bank's discretion and may be changed, increased, decreased or eliminated from time to time.

3.4           Tax-Adjusted Bonus to Reimburse for Individual Supplemental Insurance. The Bank shall reimburse Executive, through an annual tax-adjusted bonus, for the cost of an individual supplemental life insurance policy and an individual supplemental disability insurance policy, in each case to be purchased and owned by Executive. The individual supplemental life insurance policy shall provide: (a) pre-retirement, two million dollars ($2,000,000) of term coverage and (b) post-retirement, one million dollars ($1,000,000) cash value. The individual supplemental disability insurance policy shall, when aggregated with any group disability insurance provided under Section 3.3, provide $25,000 per month of disability income to Executive upon a determination of disability. Reimbursement shall be made through, and in accordance with the terms of, an Insurance Premium Reimbursement Agreement (the "Reimbursement Agreement") to be executed between the parties and attached as Attachment A hereto. Notwithstanding the foregoing, the Bank may, in its discretion, provide the levels of insurance required under this Section through the Bank's group insurance programs, in which case the Bank shall not be obligated to reimburse executive for individual coverage under this Section 3.4 and the Reimbursement Agreement.

3.5           Reimbursement. The Bank shall reimburse Executive, upon presentation of such supporting documentation as the Bank may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Bank or the performance of Executive's duties hereunder, provided, however, that the incurring of such expenses shall have been approved in accordance with the Bank's regular reimbursement procedures and practices in effect from time to time, and provided further, that such reimbursement shall not be made later than two and one-half months after the end of the calendar year in which the expense was incurred.

3.6           Vacation; Paid Time Off. Executive shall receive a number of paid vacation days each calendar year in accordance with Bank policy. In addition, Executive shall receive paid time off for sick or personal time in accordance with Bank policy. Upon termination of employment, unused vacation days will be paid to Executive for said calendar year.

3.7           Perquisites. Executive shall receive such perquisites as the Board of Directors shall approve, which may be changed from time to time by vote of the Board of Directors and which shall be reflected in Attachment B to this Agreement. Perquisites shall be paid or provided, as the case may be, in accordance with Section 409A of the Code, the Treasury Regulations issued thereunder and the provisions of Section 9.2 of this Agreement.

ARTICLE IV
TERMINATION

4.1           Executive's employment under this Agreement may be terminated prior to the Expiration Date due to any of the following:

(a)           Termination For Cause.  The Bank may terminate Executive's employment for "Cause," as set forth herein. "Cause" shall mean Executive's: (i) conviction of a felony; (ii) act of fraud, embezzlement or theft in connection with Executive's duties or in the course of his employment with the Bank; (iii) conviction of a crime described in section 19 of the Federal Deposit Insurance Act; (iv) intentional or grossly negligent act which causes material damage to the Bank; (v) willful or grossly negligent violation of any law, rule, regulation or final administrative action that causes material harm to the Bank or its assets; (vi) intentional or grossly negligent breach of fiduciary duty owed to the Bank involving personal profit; (vii) willful or intentional failure to discharge the material obligations or duties of Executive's position; or (viii) material violation of Article VII of this Agreement. For the purpose of this paragraph, no act, or failure to act, on the part of Executive shall be deemed "intentional" or "willful" unless done, or omitted to be done, by Executive without reasonable belief that his action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated by reason of clause (vii) unless and until Executive is notified in writing by the Board of Directors of such a determination, specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than thirty (30) days), together with his counsel, to explain to the Board of Directors why clause (vii) has not occurred, followed by a finding by the Board of Directors (1) that, in the good faith opinion of the Board of Directors, Executive has committed an act set forth in clause (vii), (2) specifying the particulars thereof in detail, and (3) determining that such violation has not been corrected, or is not capable of correction.

(b)           Termination Due to Death.  Executive's employment with the Bank shall terminate upon his death.

(c)           Termination Due to Disability. At the election of the Bank by written notice to Executive, Executive's employment with the Bank shall terminate upon determination of Executive's Disability. "Disability" shall mean that Executive is, by reason of any medically determinable physical or mental impairment, unable to engage in any substantial gainful activity for a continuous period of not less than six months. If any dispute occurs regarding the existence of the Disability hereunder, the matter shall be resolved by the determination of the Bank in its reasonable judgment, after consultation with a physician to be selected by the Bank. Executive shall submit to reasonable medical examinations for purposes of such determination provided that any examining physician must be a United States doctor with Board Certification in the applicable areas of specialty and must have an office within a reasonable proximity to Executive's residence.

(d)           Termination Without Cause.  The Bank may terminate Executive's employment without Cause at any time, by written notice to Executive. Termination without Cause shall mean any termination other than a termination for Cause, for Good Reason or due to death of or voluntary resignation by Executive. A "Termination Without Cause" shall include a termination due to Disability described in Section 4.1 (c).

(e)           Voluntary Resignation.  Executive may withdraw from employment and resign all positions with the Bank by providing written notice delivered thirty (30) days in advance of the date of such voluntary resignation.

(f)           Termination for Good Reason. Executive may terminate his employment with the Bank for "Good Reason." A termination for "Good Reason" shall mean Executive's resignation from his position(s) with the Bank within six (6) months after the occurrence, without Executive's prior written consent, of any of the following actions by the Bank, which action is not remedied within thirty (30) calendar days after receipt by the Bank of written notice from Executive: (i) a diminution in Executive's base salary; (ii) a material diminution in Executive's authority, duties, or responsibilities; (iii) the relocation of Executive's principal place of work to a location more than thirty-five (35) miles from Executive's current principal place of work at the Effective Date of this Agreement; (iv) the failure of the Executive to be appointed or elected or reappointed or reelected as a member of the Board of Directors of the Bank or of any direct or indirect parent company of the Bank; or (v) a material breach by the Bank of this Agreement or any other agreement under which Executive provides services to the Bank.

ARTICLE V
EFFECTS OF TERMINATION

5.1           For Cause, Death or Voluntary Resignation.  In the event Executive's employment is terminated for Cause (Section 4.l(a)) or due to Executive's death or voluntary resignation (Section 4.l(b) or 4.l(e), respectively), the Bank shall have no obligations to Executive except (i) that Executive shall be paid any Salary earned, but unpaid, as of the date of termination, reimbursed for any expenses incurred up to the date of termination and otherwise payable under Section 3.5, paid any used vacation days due pursuant to Section 3.6, and (ii) for continuation of health insurance benefits to the extent required by applicable law.

5.2           Without Cause or for Good Reason. In the event Executive's employment is terminated prior to the Expiration Date without Cause (Section 4.1(d)) or for Good Reason (Section 4.1(f)), then, subject to Section 5.3 and Articles VI and VII, Executive shall be entitled to the following (in addition to the amounts set forth in Section 5.1 ): (a) severance benefits in an amount equal to three (3) times Executive's annual base salary in effect on the date of such termination, which shall be paid at regular payroll intervals over a 36-month period; and (b) continued participation in the Insurance Programs described in Section 3.3, other than a group disability insurance program, and the reimbursement or supplemental insurance described in Section 3.4 for a period of three (3) years.

5.3           Conditions of Severance Benefits. Executive shall receive the severance benefits set forth in Section 5.2 only if Executive: (i) has incurred a "separation from service" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) presents satisfactory evidence to the Bank that Executive has returned all Bank property, confidential information and documentation to the Bank in accordance with Section 7.6 hereof; and (iii) executes and does not revoke (other than in the case of Executive's death) the Bank's customary separation agreement, including a release of all claims in a form and substance reasonably satisfactory to the Bank (the "Release"), within forty-five (45) days of his date of termination. The Bank hereby agrees that upon the lapse of the period for revocation, if the Executive has not exercised his revocation right, the Bank will execute a counterpart of the Release and deliver it to Executive forthwith. The payments under Section 5.2 shall commence within the sixty (60) day period following the Executive's date of termination; provided that if a new calendar year commences during such period, the payments shall commence no earlier than January 2 of such new calendar year. The first payment after execution of the Release shall include all amounts that would have been paid following the date of termination had the Release been effective immediately following the date of termination but which were not yet paid.

ARTICLE VI
LIMITATIONS ON BENEFITS

6.1           It is the intention of Executive and the Bank that no payments by the Bank to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Bank by reason of the operation of Code Section 280G relating to parachute payments. If all, or any portion, of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from the Bank, would constitute a "parachute payment" within the meaning of Code Section 280G, the severance payments provided under this Agreement shall be reduced to the extent necessary so that no payments or benefits provided by the Bank to the Executive shall fail to be tax-deductible under Code Section 280G. To the extent it is determined that payments exceeding such maximum deductible amount have been made to or for the benefit of Executive, such excess payments shall be refunded to the Bank upon such determination, with interest thereon at the applicable federal rate determined under Code Section 1274(d), compounded annually.

6.2           In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. § 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

ARTICLE VII
RESTRICTIVE COVENANTS;
CONFIDENTIAL INFORMATION AND BANK PROPERTY

7.1           Non-Competition and Non-Solicitation. The benefits provided to Executive under this Agreement are specifically conditioned on Executive's covenant that, during Executive's employment and for a period of eighteen (18) months following the Executive's termination of employment with the Bank, Executive will not, without the written consent of the Bank, either directly or indirectly:

(a)
solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any affiliate of the Bank, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business which operates an insured depository institution that competes with the Bank or any affiliate of the Bank, that is: (i) headquartered within twenty (20) miles of a Bank branch office or any proposed Bank branch office for which the Bank has filed an application for regulatory approval to establish an office (the "Restricted Territory"), determined on the earlier of the date of occurrence of the solicitation or the effective date of termination of employment, or (ii) has one or more banking offices (e.g., offices engaged in insured deposit taking), but is not headquartered within the Restricted Territory, but in the latter case, only if Executive would be employed to directly solicit business or have other direct solicitation responsibilities or solicitation duties within the Restricted Territory;

(b)
become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company or any other business that operates an insured depository institution that competes with the Bank or any affiliate of the Bank, that is: (i) headquartered within the Restricted Territory, determined on the earlier of the date of occurrence of the event or the effective date of termination of employment, or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed to directly solicit business or have other direct solicitation responsibilities or solicitation duties within the Restricted Territory; or

(c)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

7.2           Confidentiality.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business ,activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank.

7.3           Information/Disclosure.  During his employment and for a period of two (2) years following his termination of employment with the Bank, Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any affiliate of the Bank and any such assistance will be scheduled so as not to interfere with Executive's new employment responsibilities. Executive shall be paid or reimbursed for all reasonable expenses incurred by Executive in connection with the rendering of such assistance to the Bank. Such reimbursement shall occur no later than sixty (60) days after the end of the calendar year in which Executive incurs such expense.

7.4           Effect of Violation.  In the event that the Executive violates any of the provisions of this Article VII, all severance payable to Executive under this Agreement shall cease and any severance previously paid shall be reimbursed to the Bank within thirty (30) days of the Bank's notification to Executive that this provision has been violated.

7.5           Equitable Relief.  With respect to the covenants contained in Article VII of this Agreement, Executive agrees that any remedy at law for any breach of said covenants may be inadequate and that the Bank shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

7.6           Return of Property. All written materials, records and documents made by Executive or coming into Executive's possession during Executive's employment concerning any products or processes used, developed, investigated or considered by the Bank (or any of its affiliates) or otherwise concerning the business or affairs of the Bank (or any of its affiliates), shall be the sole property of the Bank (or such affiliate), and upon termination of Executive's employment, or upon request of the Bank during Executive's employment, Executive shall promptly deliver same to the Bank. In addition, upon termination of Executive's employment, or upon request of the Bank during Executive's employment, Executive will deliver to the Bank all other Bank property in Executive's possession or under Executive's control, including but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents, and all Bank credit cards and automobiles.

ARTICLE VIII
NOTICES

All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, return receipt requested, and shall be effective upon sending if by facsimile, or upon receipt if by personal delivery, or upon the fourth (4th) business day after being sent by certified or registered mail. All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

if to the Bank:
Farmington Savings Bank
One Farm Glen Blvdreet
Farmington, CT 06032
Attention:  Lee Nordstrom, SVP Human Resources

and, if to Executive:
John J. Patrick, Jr.
57 Kelsey Lane
Glastonbury, CT 06032

ARTICLE IX
GOVERNING LAW

9.1           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Connecticut without regard to conflict or choice of law principles applicable therein.  Any action, suit or other proceeding initiated by any party under or in connection with this Agreement must be brought in any Federal or State court in the State of Connecticut and both parties consent to the jurisdiction and venue of any Federal or State court in the State of Connecticut and agree that Connecticut is a convenient forum within which to litigate such dispute.

9.2           Code Section 409A.

(a)           It is the intent of the parties that this Agreement and all payments made hereunder shall be in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder.

(b)           Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (meaning a key employee as defined in Section 416(i) of the Internal Code, without regard to paragraph 5 thereof) of the Bank (or a Bank affiliate), then to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 5.2 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Executive’s employment, at which time the withheld payments shall be paid to Executive in a lump sum.

(c)           The Bank and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto.  Executive hereby acknowledges and agrees that the Bank makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, including, without limitation~ by operation of Code Section 409A, or any successor statute, regulation and guidance thereto.

(d)           For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days"), the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(e)           In no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(f)           All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year folio wing the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

ARTICLE X
MISCELLANEOUS

10.1           Taxes. All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state and local income, employment and other taxes, and the Bank will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law.

10.2           Exclusive Remedy. Except as expressly set forth herein or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments from the Bank as a result of or in connection with the termination or resignation of Executive's employment at any time, for any reason. The payments and benefits set forth in Section 4 hereof shall constitute Executive's sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, or the termination or resignation of Executive's employment relationship.

10.3           Entire Agreement. This Agreement, including the Attachments hereto, shall constitute the sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, offers, agreements and/or discussions, including, but not limited to, those concerning employment agreements and/or severance benefits, whether written or oral, by or between the parties, regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any written agreement or arrangement between Executive and the Bank that does not relate to the subject matter hereof.

10.4           Assignment.  Executive acknowledges that the services to be rendered hereunder are unique and personal in nature. Accordingly, Executive may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Bank under this Agreement shall automatically be assigned to the successors and assigns of the Bank (including, but not limited to, any successor in the event of a Change in Control, as well as any other entity that controls, is controlled by, or is under common control with, any such successor), and shall inure to the benefit of, and be binding upon, such successors and assigns, as well as Executive's heirs and representatives.

10.5           Severability/Reformation. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, and this Agreement shall be construed and reformed to the maximum extent permitted by law. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

10.6           Modification. This Agreement and the rights, remedies and obligations contained in any provision hereof, may be modified or waived only in accordance with this Section 10.6.  No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by a written instrument signed by both parties.

10.7           Arbitration.  Subject to the mutual agreement of the parties hereto at the time a dispute exists between such parties, any dispute, controversy or claim arising out of or in connection with this Agreement shall be exclusively subject to arbitration before the American Arbitration Association ("AAA"). Such arbitration shall take place in Hartford, Connecticut, before a single arbitrator in accordance with AAA's then current National Rules for the Resolution of Employment Disputes. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings.  Notwithstanding any provision in this Agreement to the contrary, nothing contained in this Section I 8 or elsewhere in this Agreement shall in any way deprive the Bank of its right to obtain injunctive relief, specific performance or other equitable relief in a court of competent jurisdiction for purposes of enforcing the provisions of Section 10 hereof.

10.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.9            Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FARMINGTON BANK

By: /s/ Robert F. Edmunds, Jr.
Name: Robert F. Edmunds, Jr.
Title: Chair, Compensation Committee & HR Committee

First Connecticut Bancorp

By: /s/Robert F. Edmunds, Jr.
Name: Robert F. Edmunds, Jr.
Title: Chair, Compensation Committee & HR Committee

EXECUTIVE:

/s/ John J. Patrick, Jr.
John J. Patrick, Jr.

ATTACHMENT B
Schedule of Perquisites

In addition to the comprehensive benefit programs generally available to all Bank employees and those specifically listed in the Employment Agreement, you are entitled to the following additional perquisites voted by the Board of Directors. This Schedule of Perquisites may be updated from time to time by the Board of Directors.

1)	Automobile of your choice, up to a maximum purchase price of $60,000, which may be purchased or leased by the Bank, at its discretion.

2)	The Bank will pay for a family membership at Shuttle Meadow Country Club

3)	Reimbursement for financial, tax and estate planning professional services of up to $10,000 annually.